Exhibit 10.5L

LONG TERM INCENTIVE PERFORMANCE CASH AWARD AGREEMENT
PURSUANT TO THE JOHN BEAN TECHNOLOGIES CORPORATION
INCENTIVE COMPENSATION AND STOCK PLAN

This Agreement is made as of <<Grant Date>> (the "Grant Date") by JOHN BEAN TECHNOLOGIES CORPORATION, a Delaware corporation, (the "Company") and <<Participant Name>> (the "Employee").

In 2008, the Board of Directors of the Company (the “Board”) adopted the John Bean Technologies Corporation Incentive Compensation and Stock Plan (the "Plan"). The Plan, as it may be amended and continued, is incorporated by reference and made a part of this Agreement and will control the rights and obligations of the Company and the Employee under this Agreement.  Except as otherwise expressly provided herein, all capitalized terms have the meanings provided in the Plan. To the extent there is a conflict between the Plan and this Agreement, the provisions of the Plan will control.

The Compensation Committee of the Board (the “Committee”) determined that it would be to the competitive advantage and interest of the Company and its stockholders to grant a contingent cash award to the Employee, the amount of which will vary based on the Company’s performance, as an inducement to remain in the service of the Company or one of its affiliates (collectively, the “Employer”), and as an incentive for increased efforts during such service.  The Compensation Committee intends that the Award granted herein qualify as performance-based compensation under Section 162(m) of the Internal Revenue Code of 1986, as amended.

The Committee, on behalf of the Company, grants to the Employee a cash award representing a contingent opportunity to earn a cash payment (the “Award”).  << $ amount >> is the “Target Award.”  Each Award is a cash award calculated in accordance with the terms set forth below.  The amount of the Award ultimately earned by the Employee will depend upon the Company’s << year>> performance on << number >> performance criteria - << identify performance criteria >>.  The actual amount of the Award earned by the Employee will be determined at a meeting of the Committee following the completion of the << year>> calendar year, at which time the Committee will certify whether the performance criteria have been satisfied and will review and approve the Company’s calculation of the Company’s performance on the << number >> measures’ specified performance criteria.  The total amount of cash paid to the Employee in respect of the Award will vary between 0 - 200% of the Target Award amount depending on where in the specified performance range for each measure the Company’s full year performance on the << number >> measures falls.  There will be a minimum level for each measure below which the Employee will receive 0% of the Target Award, and correspondingly a maximum performance level which, even if exceeded, will not generate more than 200% of the Target Award.  In between the minimum and maximum performance targets the performance level of each measure will be plotted on a predefined curve which will indicate the percent of the Target Award achieved (see attached).  The performance achieved on each measure will be added together and divided by << number >> to determine the actual percentage payout of the Target Award amount.

The Award is made upon the following terms and conditions:

1.             Vesting.  The amount of the Award ultimately earned by the Employee will vest on the first trading day in the third year after the grant date (the “Vesting Date”).  Upon the Vesting Date, the amount of the Award earned by the Employee will be promptly paid in the form of a check or other cash instrument to the Employee.  In the event of the Employee’s retirement under the Company’s pension plan on or after age 62, the Award will not vest until the Vesting Date and upon such Vesting Date, the Award will be promptly paid in the form of a check or other cash instrument to the Employee (and, in any event, within 70 days thereafter), with the amount of the resulting Award to be determined on the basis of the Company’s achievement of the performance criteria.  Notwithstanding the foregoing, the Award will vest in the event of the Employee’s death or Disability, or a Change in Control of the Company and will be promptly paid in the form of a check or other cash instrument (and, in any event, within 70 days). For purposes of determining the amount of the resulting Award in such an event, it will be assumed that the Company achieved “target” performance on each of the performance measures, resulting in the payment of 100% of the Target Award amount of this grant.   All rights to any amount pursuant to this Award will be forfeited upon termination of the Employee’s employment with the Employer before the Vesting Date for a reason other than death, Disability or retirement under the Company’s pension plan on or after age 62.

Exhibit 10.5L

2.             Adjustment.  The Committee shall make equitable adjustments to the financial results utilized for determining the level of achievement of the performance criteria as it determines to be appropriate to eliminate the impact of subsequent events that are objective, represent unusual or extraordinary items or events or are otherwise determined to be appropriate to adjust for, including (i) restructurings, discontinued operations, foreign currency translation, acquisitions and dispositions and mark-to-market accounting, (ii) charges relating to impairment and other unusual or nonrecurring charges and (iii) a change in tax law or accounting standards, practices or policies; provided, any such substitutions or adjustments shall be made in such a manner so as to comply with Treas. Reg. Section 1.162-27(e)(2)(iii)(C).

3.             No Limitation on Rights of the Company.  The granting of this Award will not in any way affect the right or power of the Company to make adjustments, reclassifications or changes in its capital or business structure or to merge, consolidate, reincorporate, dissolve, liquidate or sell or transfer all or any part of its business or assets.

4.             Employment.  Nothing in this Agreement or in the Plan will be construed as constituting a commitment, guarantee, agreement or understanding of any kind or nature that the Employer will continue to employ the Employee, or as affecting in any way the right of the Employer to terminate the employment of the Employee at any time.

5.             Government Regulation.  The Company’s obligation to deliver cash following the Vesting Date will be subject to all applicable laws, rules and regulations and to such approvals by any governmental agencies as may be required.

6.             Withholding.  The Employer will comply with all applicable withholding tax laws, and will be entitled to take any action necessary to effectuate such compliance. The Company may withhold a portion of the cash to which the Employee or beneficiary otherwise would be entitled equivalent in value to the taxes required to be withheld, determined based upon the finally determined amount of the Award hereunder.

7.             Non-Transferability.  No interest of the Employee or any beneficiary in or under this Agreement will be assignable or transferable by voluntary or involuntary act, by operation of law, other than by testamentary bequest or devise, or the laws of descent or distribution.  All rights of the Employee and his or her beneficiary in and under this Agreement will be wholly inalienable and beyond the power of any person to anticipate or in any way create a lien or encumbrance upon them.  Payment of any amount of the Award will be made only to the Employee, or, if the Committee has been provided with evidence acceptable to it that the Employee is legally incompetent, the Employee's personal representative, or, if the Employee is deceased, to the beneficiaries or personal representative that the Employee has designated, in the manner required by the Committee.  The Committee may require documentation from and/or signatures of an Employee’s personal representative or beneficiaries.  Any effort to assign or transfer a right under this Agreement in contravention of this Section 7 will be wholly ineffective, and will be grounds for termination by the Committee of all rights of the Employee and his or her personal representative or beneficiary in and under this Agreement.

8.             Notice.  Any notice to the Company provided for in this Agreement will be addressed to it in care of its Secretary, John Bean Technologies Corporation, 70 West Madison Street, Suite 4400, Chicago, Illinois 60602, and any notice to the Employee (or other person entitled to receive the cash) will be addressed to such person at the Employee’s address now on file with the Company, or to such other address as either may designate to the other in writing.  Any notice will be deemed to be duly given when enclosed in a properly sealed envelope addressed as stated above and deposited, postage paid, in a post office or branch post office regularly maintained by the United States government.

9.             Administration.  The Committee administers the Plan.  The Employee’s rights under this Agreement are expressly subject to the terms and conditions of the Plan, a copy of which may be accessed through the Fidelity NetBenefits website, including any guidelines the Committee adopts from time to time.

Exhibit 10.5L

10.            Binding Effect.  This Agreement will inure to the benefit of and be binding upon the parties hereto and their respective heirs, executors, administrators, successors and permitted assigns.

11.           Sole Agreement.  This Agreement is the entire agreement between the parties to it, and any and all prior oral and written representations are merged into this Agreement.  This Agreement may only be amended by written agreement between the Company and the Employee.  Employee expressly acknowledges that the form of the grant agreement that the Employee accepts electronically through the Fidelity NetBenefits website is intended to facilitate the administration of this cash award and may not be a full version of this Agreement due to limitations inherit in such website that are imposed by Fidelity.  The terms of this Agreement will govern the Employee’s award in the event of any inconsistency with the agreement viewed or accepted by the Employee on the Fidelity NetBenefits website.

12.            Governing Law.  The interpretation, performance and enforcement of this Agreement will be governed by the laws of the State of Delaware.

13.           Privacy.  Employee acknowledges and agrees to the Employer transferring certain personal data of such Employee to the Company for purposes of implementing, performing or administering the Plan or any related benefit.  Employee expressly gives his consent to the Employer and the Company to process such personal data.

Executed as of the Grant Date.

JOHN BEAN TECHNOLOGIES CORPORATION
Vice President, Human Resources	<<Signed Electronically>>

<<Social Security Number>>

<<Acceptance Date>>